Exhibit 10.10

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into on September 17, 2015, between Surgery Partners, Inc. (“Parent”), Surgery Partners, LLC (“Partners”, and together with Parent, the “Company”) and Michael T. Doyle (“Executive”), amending and restating in its entirety the Employment Agreement, dated as of January 19, 2015, between Surgery Center Holdings, Inc. (a wholly-owned subsidiary of Parent) and Executive. This Agreement shall be effective as of the date immediately preceding the date of the initial public offering of Parent’s common stock.

1. Employment. The Company shall employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on January 19, 2015 (the “Commencement Date”) and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer of Parent and of Partners reporting to the Board of Directors of Parent (the “Board”), and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Notwithstanding the foregoing, Executive shall be permitted to serve on boards of directors and in other capacities for professional, civic and charitable organizations with the consent of the Board, which consent will not be unreasonably withheld, but which consent may be withheld if such activities interfere with Executive’s duties and responsibilities hereunder in any material respect. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive shall, if so requested by the Company, also serve without additional compensation, as an officer, director or manager of any Subsidiary of the Company.

(b) For purposes of this Agreement, (i) “Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries, and (ii) “Affiliate” of an entity means any other person or entity, directly or indirectly controlling, controlled by or under common control with an entity.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $450,000 per annum (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices, less taxes and other applicable withholdings. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof, including, but not limited to, the following:

(i) health (including family coverage) and disability insurance in such amount which is comparable to similarly situated executives of the Company; and

(ii) four weeks’ vacation (or pro rata portion for any partial year) each calendar year, which cannot be carried over to a subsequent year.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) During the Employment Period, in addition to the Base Salary, Executive will be eligible to receive an annual bonus of up to $350,000, with the actual amount of any such bonus being determined by the Board or the Compensation Committee thereof (the “Committee”), in either case, in its discretion, based on the achievement of performance goals established annually by the Board or the Committee, as applicable. If Executive is employed by the Company on December 31 of any calendar year then any Bonus for such year shall be deemed earned as of December 31 and payable notwithstanding any subsequent occurrence. Bonuses payable under this Section 3(c) shall be payable within 30 days following receipt of the Company’s audited financial statements for the applicable year but in no event later than March 15 of the subsequent calendar year, unless such payment is delayed due to an unforeseeable administrative impracticability within the meaning of Section 409A of the Internal Revenue Code, and the regulations and other interpretive guidance issued thereunder (“Section 409A”), in which case such bonus will be paid as soon as administratively practicable thereafter, but in no event later than the end of such subsequent calendar year.

(d) All amounts payable to Executive as compensation hereunder shall be subject to all required withholdings by the Company. The Company and Executive intend that the income, bonuses, equity awards, benefits and other compensation provided to the Executive hereunder will either be exempt from or comply with the requirements of Section 409A, and the provisions of this Agreement shall be interpreted and construed in accordance with such intent. However, the Company does not hereby or otherwise represent or warrant that any payments hereunder are or will be in compliance with Section 409A, and Executive shall be responsible for obtaining his own tax advice with regard to such matters.

(e) To the extent this Agreement provides for reimbursements of expenses incurred by the Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A, the following terms apply with respect to such reimbursements or benefits: (i) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the Employment Period or other period of time specifically provided herein; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) all reimbursements will be made promptly upon Executive’s request and in any event no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (iv) the right to reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

(f) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

4. Term.

(a) The Employment Period (i) shall terminate upon Executive’s resignation, death or Incapacity, (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause and (iii) may be terminated by Executive at any time by reason of a Constructive Termination. Executive shall give the Company at least 30 days prior written notice of any resignation.

(b) If the Employment Period is terminated pursuant to Executive’s resignation (other than by reason of Constructive Termination), death or Incapacity, Executive shall only be entitled to receive his Base Salary through the date of termination and any bonuses earned on or prior to the date of termination and shall not be entitled to any other salary, bonus, compensation or benefits from the Company or its Subsidiaries, except as may be required by applicable law.

(c) If the Employment Period is terminated by the Company for Cause, Executive shall only be entitled to his Base Salary through the date of termination and any bonuses earned on or prior to the date of termination and shall not be entitled to any other salary, bonus, compensation or benefits from the Company or its Subsidiaries, except as may be required by applicable law, and Executive shall automatically forfeit any rights to any unvested equity interest owned by Executive in Parent, Partners or any Subsidiary.

(d) If the Employment Period is terminated by the Company without Cause or by the Executive by reason of Constructive Termination, Executive shall be entitled to receive the following:

(i) his Base Salary through the date of termination and any bonuses earned on or prior to the date of termination;

(ii) an amount equal to his annual Base Salary as then in effect (the “Severance Payment”) (except that, if a Constructive Termination results from a reduction in Base Salary, the Severance Payment shall be calculated by reference to the Executive’s Base Salary in effect prior to the deduction), to be paid over a period of twelve (12) months after the date of termination (the “Severance Period”‘) on the Company’s regular payroll schedule then in effect; and

(iii) a pro rata portion of the annual bonus Executive would have earned (based on actual performance) under Section 3(b) had his employment not been terminated, for the year in which the termination of Executive’s employment occurs (with such pro rata portion determined based on the number of days Executive was employed during such year divided by 365).

(e) Subject to Section 4(f), severance payments payable to Executive pursuant to clauses (i)-(iii) of this Section 4(d): (A) will be paid over time at the times and in the manner set forth in Sections 3(a) and (c) hereof, beginning at the end of the first complete pay period following the sixtieth (60th) day after Executive’s termination, and (B) will be payable if and only if, (x) Executive has delivered to the Company a complete release of any claims against the Company, its Subsidiaries and Affiliates and their respective directors, officers, shareholders, members, representatives, agents, attorneys, predecessors, successors and assigns (other than a claim for the payments and benefits described in this Section 4(e) and claims arising out of equity owned by the Executive), in form and substance reasonably satisfactory to the Company, within twenty-one (21) days of Executive’s termination, and such release becomes effective and is not revoked or rescinded and (y) Executive has not been found in a judicial proceeding to have breached the provisions of Sections 5, 6, 7 and 8 hereof. During the Severance Period, Executive shall elect COBRA continuation coverage and the Company shall pay on Executive’s behalf, or reimburse Executive for, the costs of such medical and health insurance coverage under COBRA (including family coverage) plus, with each such payment or reimbursement, an additional amount to fully gross-up the Executive for the income and employment tax consequences of such payments or reimbursements, such amount to be determined by assuming that Executive pays federal income taxes at the highest marginal rate of taxation for individuals. If Executive’s participation or his eligible dependents’ participation would give rise to penalties or taxes against the Company under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010, as determined by the Company in its sole discretion, the Company will instead make cash payments to the Executive over the same period in monthly installments in an amount equal to the monthly cost of providing such benefits under the Company’s group health plan for such period, with a gross-up as provided in the preceding sentence.

(f) Notwithstanding anything to the contrary in this Agreement, if at the time Executive’s employment terminates, Executive is a “specified employee” as defined below, any and all amounts payable to Executive under this Agreement on account of such separation from service that would (but for this provision) be payable within six months following the date of termination, shall instead be paid on the next business day following the expiration of such six-month period or, if earlier, upon Executive’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treas. Reg. §1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treas. Reg. §1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A; and if such payments are required to be so deferred, the first payment will be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treas. Reg. §1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Reg. §409A-1(i).

(g) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, benefits and other compensation hereunder which might otherwise accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). All amounts payable to Executive as severance hereunder shall be subject to all required withholdings by the Company.

(h) For purposes of this Agreement:

(i) “Cause” shall mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving theft, dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) reporting to work intoxicated or under the influence of illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Subsidiaries or Affiliates substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board (unrelated to vacation, disability or illness) which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive, to the extent that such breach is capable of being cured, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or Affiliates, (v) chronic absenteeism (“chronic absenteeism” shall be deemed to have occurred if Executive has at least ten absences unrelated to vacation, disability or illness in any ten week period), or (vi) any other material breach of this Agreement (unrelated to vacation, disability or illness) which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive, to the extent that such breach is capable of being cured.

(ii) “Incapacity” shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(iii) “Constructive Termination” shall mean if Executive resigns from employment with the Company as a result of one or more of the following actions taken by the Company without Executive’s consent: (i) a material reduction in the nature or scope of Executive’s authority in his overall working environment; (ii) Executive is assigned duties reflecting a material diminution in Executive’s job duties or responsibilities inconsistent with Executive’s position; (iii) a material reduction in Executive’s base salary; (iv) a material reduction in the amount of paid vacation time to which the Executive is entitled or material reduction to Executive’s fringe benefits and perquisites, which reduction is not part of company-wide or other broad based change in employee benefits; (v) Executive is required to relocate his principal business office or principal place of residence more than 40 miles from its current site; or (vi) any other material breach of this Agreement by the Company; provided that, in order for Executive’s termination by reason of Constructive Termination to be effective hereunder, Executive must deliver written notice of termination by reason of Constructive Termination to the Company within 90 days after the occurrence of any such event (or, if later, 30 days after the Executive’s knowledge thereof), and, if such event is capable of being cured, such event must not be cured by the Company to Executive’s reasonable satisfaction within 30 days after the Company’s receipt of such notice.

(i) The Company may offset any amount Executive owes it or its Subsidiaries or Affiliates against any amount it or its Subsidiaries or Affiliates owes Executive hereunder, except that no offset shall be made if such offset would violate the requirements of Section 409A.

5. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including, but not limited to, trade secrets, designs, ideas, products, research, software, financial and sales data, compensation data, pricing and customer identity) obtained by him while employed by the Company or its Subsidiaries or Affiliates (or their predecessors) concerning the business or affairs of the Company or any Subsidiary or Affiliate that is of a confidential or proprietary nature (“Confidential Information”) are the property of the Company or such Subsidiary or Affiliate. The Executive acknowledges that the Confidential Information has been generated at great effort and expense by the Company, its Subsidiaries, Affiliates and their predecessors, and has been reasonably maintained in a confidential manner by such persons and entities. The Executive does not claim any rights to or lien on any Confidential Information. The Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Executive becomes aware and of all details thereof. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, computers, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company, or any of its Subsidiaries or Affiliates which he may then possess or have under his control.

(b) During Executive’s Employment Period, Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during his employment with the Company or any of its Subsidiaries or Affiliates, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other parties, Executive shall immediately advise the Board and provide it with documents pertaining thereto. Executive represents and warrants that he is not aware of any confidential information or trade secrets of any prior employers that he will need or rely on in carrying out his duties and responsibilities hereunder.

6. Inventions; Patents and Intellectual Property. Executive acknowledges that all inventions, innovations, patents, trademarks, copyrights, intellectual property, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries or Affiliates (“Work Product”) belong to the Company or such Subsidiary or Affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing any necessary assignments, consents, powers of attorney and other instruments). If the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

7. Non-Compete; Non-Solicitation. Executive acknowledges that in the course of his employment with the Company or any of its Subsidiaries or Affiliates, or their predecessors or successors, he has been or will be given access to and has or will become familiar with their trade secrets and with other Confidential Information, and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries or Affiliates. Therefore, and in further consideration of the compensation to be paid to Executive hereunder and Executive’s continued employment, and to protect the Company’s and its Subsidiaries’ and Affiliates’ Confidential Information, business interests and goodwill:

(a) Executive agrees that, during the Employment Period and for two (2) years thereafter (or three (3) years thereafter if the Company so elects by written notice to Executive at least three (3) months prior to the expiration of the two-year period after the date his employment terminates and the Company pays Executive an amount equal to two (2) times his Base Salary (on the Company’s regular payroll schedule then in effect) for such additional year) (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, become employed by, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries or Affiliates, as such businesses exist or are in process during the Employment Period and on the date of the termination of the Employment Period, within the State of Florida and within a 50 mile radius of any location outside the State of Florida in which the Company or its Subsidiaries engage or have immediate plans to engage in such businesses; provided that the specific location of the new facility must be documented and known to the Executive on the date of termination of the Employment Period. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) For a period of three years after termination of the Employment Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates to leave the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any of its Subsidiaries or Affiliates and any officer, employee or consultant thereof, (ii) hire any person who was an officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates at the date of termination of the Employment Period or at any time during the 180 days prior to the date of the termination of the Employment Period, (iii) for the purpose of competing with the Company or any of its Subsidiaries or Affiliates, call on, solicit or provide any products or services to any customer, supplier, distributor, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries or Affiliates, or (iv) in any way interfere with the relationship between any customer, supplier, distributor, licensee, licensor, franchisee, or other business relation of the Company or any of its Subsidiaries or Affiliates (including, without limitation, making any negative or disparaging statements or communications regarding the Company or any of its Subsidiaries or Affiliates).

(c) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its Subsidiaries or Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel. The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(d) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company (and/or its Subsidiaries or Affiliates), in addition and supplementary to other rights and remedies existing in its (or their) favor, shall be entitled to specific performance of this Section 7, including temporary, preliminary and/or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to stop and/or prevent any violations of the provisions hereof, and shall also be entitled to require the Executive to account for and pay over to the Company (and/or its Subsidiaries or Affiliates) all compensation, profits, moneys, accruals, increments or other benefits received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, and shall also be entitled to require Executive to repay any severance. In addition, in the event of an alleged breach or violation by Executive of this Section 7, the restricted periods set forth in this Section 7 shall be tolled until such breach or violation has been duly cured.

8. Executive’s Representations and Covenants.

(a) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b) Executive represents and warrants to the Company that (i) the duties, responsibilities and functions to be provided by Executive to the Company or any Subsidiary or Affiliate after commencement of the Employment Period do not violate any non-compete obligations of Executive to any prior employer or other party and (ii) the Company’s employment of Executive does not violate any obligations of Executive to any of his former employers or other parties. If at any time during his employment with the Company or any Subsidiary or Affiliate, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any non-compete obligations Executive may have to former employers or other parties, Executive shall immediately advise the Board and provide it with copies of any documents pertaining thereto.

(c) During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries and Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 8(c), the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts).

9. Survival. Sections 4 through 22 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or PDF signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, its Subsidiaries and Affiliates, and their respective heirs, executors, administrators, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company may (i) assign any or all of its respective rights and interests hereunder to one or more of its Subsidiaries or Affiliates (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of its obligations hereunder), (ii) designate one or more of its Subsidiaries or Affiliates to perform its obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of its obligations hereunder), (iii) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of the Company or its Subsidiaries or Affiliates, (iv) assign its rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise) and (v) merge any of the Subsidiaries or Affiliates with or into the Company (or vice versa). The rights of the Company hereunder are enforceable by its Subsidiaries or Affiliates, which are the intended third party beneficiaries hereof and no other third party beneficiary is so otherwise intended.

16. Delivery by Facsimile of PDF. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine of PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to the other party. No party hereto shall raise the use of a facsimile machine or PDF to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

18. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

19. Arbitration. Except as provided in Section 20, any controversy, claim or misunderstanding arising out of, or relating to including, but not limited to, any alleged breach of, default, compliance with or interpretation of any terms or provisions of this Agreement, shall be settled by arbitration, except that nothing contained herein shall prevent the Company from exercising its rights under Section 20 below (including seeking injunctive relief from a court of competent jurisdiction). The arbitration proceedings shall take place in Tampa, Florida and shall be conducted, except as otherwise expressly set forth in this Agreement, in accordance with the rules, procedures and standards of the Florida Arbitration Code. The parties to the dispute may mutually select one arbitrator if such parties can agree on a single arbitrator; otherwise each opposing party shall be entitled to select one arbitrator. These two arbitrators shall, in turn, select a third arbitrator who shall act as the single arbitrator. The first two arbitrators shall be chosen within twenty days after the party seeking arbitration delivers notice of same to the other party. If one of the parties fails to timely select an arbitrator, the arbitrator that was timely selected shall be the sole arbitrator, no others being appointed. Where the parties each have properly and timely selected an arbitrator, such arbitrators shall have ten days from the end of the initial twenty day selection period to select the single arbitrator who will hear the dispute. In the event the arbitrators are unable to agree to the arbitrator to hear the dispute within such ten day period, either party may, upon the expiration of such period, petition the Senior Judge of the Thirteenth Judicial Circuit of Hillsborough County, Florida, for appointment of an arbitrator for the dispute. In each case, the arbitrator must be a bar certified arbitrator. The arbitration shall proceed in accordance with any private rules of arbitration specified by the arbitrator and agreed to by the parties. The arbitrator shall have all the power permitted arbitrators under the Florida Arbitration Code and the laws of the State of Florida and a judgment or award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. Any cost of arbitration shall be shared equally by the parties. The expenses of presenting each party’s case, including depositions, attorneys’ fees and witness fees shall be the sole cost of such party not subject to award by the arbitration as determined by the arbitrator.

20. Venue. Notwithstanding Section 19, the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5 through 7 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22. Indemnification: Officers and Directors Liability Insurance. Except in situations of fraud, gross negligence, willful misconduct or knowing violation of law by the Executive, the Company shall indemnify Executive to the fullest extent permitted under Delaware law and the bylaws of the Company (and its Subsidiaries) with respect to his serving as an officer, director, manager, employee or other fiduciary of the Company (and any Subsidiaries). Parent or Partners shall at all times during which Executive services as a manager, director, officer or other fiduciary of Parent or Partners maintain in effect officers and directors liability insurance in scope and amount as determined by the Board in its good faith judgment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SURGERY PARTNERS, INC.

By:	/s/ Jennifer B. Baldock
Jennifer B. Baldock
Senior Vice President, General Counsel and
Secretary

SURGERY PARTNERS, LLC

By:	/s/ Jennifer B. Baldock
Jennifer B. Baldock
Vice President and Secretary

Accepted and Agreed:

/s/ Michael T. Doyle
Michael T. Doyle

Date:	9/17/15